Exhibit 99.1

News Release

For Immediate Release March 6, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
465 VICTORIA IN SYDNEY, AUSTRALIA

(SYDNEY) - The Sydney office of Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired 465 Victoria, an office project in Sydney, from FKP Property Group. The Australian investment manager is Challenger Management Services Limited.

Located in the heart of the Chatswood Central Business District, the 15-story, 170,000-square-foot property is 97 percent leased to 11 tenants.

465 Victoria was completed in 1995. Between 2010 and 2012, it underwent a $15 million refurbishment designed by Krikis Tayler Architects & Gray Puksand, and has an energy-efficient design. Building amenities include retail tenants, a lobby café tenant and three levels of below-grade parking with 220 spaces.

David Warneford, director of Hines in Sydney, added, “The Chatswood office market has shown excellent growth over the past 18 months, with strengthening demand and constrained supply leading to tightening vacancy rates and steady rental growth. This quality asset with strong tenancy will complement our Australian portfolio.”

Hines Global REIT is a public, non-traded real estate investment trust sponsored by Hines that owns interests in 28 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion as of December 31, 2011, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and its other filings with the Securities and Exchange Commission.